Exhibit 4.4

Hydrocracking Process Agreement

Between

Silver Eagle Refining –Woods Cross Inc.

A Utah Corporation
“Silver Eagle”

and

Genoil Inc.

A Canada Corporation
“Genoil”

September 3, 2003

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Contents Page i of ii

	(e)	No Representations	9
5.17	Representations and Warranties of Genoil		9
	(a)	Organization of Genoil	9
	(b)	Authorization of Transaction	9
	(c)	Noncontravention	10
	(d)	No Pending or Threatened Litigation or Claims	10
	(e)	No Patent Infringement	10
5.18	Conditions Precedent to Closing		10
	(a)	Conditions Precedent to the Obligations of Silver Eagle	10
	(b)	Conditions Precedent to the Obligations of Genoil	10
5.19	Miscellaneous		11
	(a)	Entire Agreement; Integration	11
	(b)	Survival of Representations and Warranties	11
	(c)	Binding Nature; No Assignments	11
	(d)	Further Action	11
	(e)	Time is of the Essence	11
	(f)	Amendments, Modifications, Approvals, and Consents	11
	(g)	Parties in Interest; No Third-Party Beneficiaries	11
	(h)	Notices	12
	(i)	Costs and Expenses	12
	(j)	No Brokerage Commissions, Finders Fees, or Similar Costs	12
	(k)	Attorneys Fees	12
	(l)	Governing Law	13
	(m)	Construction	13
	(n)	Rights and Remedies	13
	(o)	Arbitration	14
	(p)	No Waiver	14
	(q)	Severability	14
	(r)	Covenant of Good Faith	14
	(s)	Force Majeure	14
	(t)	Titles and Captions	15
	(u)	Pronouns and Plurals	15
	(v)	Counterparts	15

Exhibit A – Heavy Oil Upgrading Process			A

Exhibit B – Genoil Capital Costs–Pro Forma			B

Exhibit C – Silver Eagle Capital Costs–Pro Forma			C

Exhibit D – Operating Costs			D

Exhibit E – Hydrocracking Unit – Profit Center Pro Forma			E

Exhibit F – Woods Cross Refinery Expenses			F

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Contents Page ii of ii

Hydrocracking Process Agreement

1.	Date: September 3, 2003

2.	Parties:

2.1	Silver Eagle Refining–Woods Cross Inc. , a Utah corporation formerly known as Inland Refining, Inc., having a mailing address of Attention: David W. McSwain, President, 2355 South 1100 West, Woods Cross, Utah 84087, USA, and a facsimile (fax) number of (801) 298-1112 (herein “Silver Eagle”).

2.2	Genoil Inc., a Canada corporation, having a mailing address of Attention: Thomas F. Bugg, President, 101 6th Avenue SW, Suite 650, Calgary, Alberta T2P 3P4, Canada, and a facsimile (fax) number of (403) 290-0592 (herein“Genoil”).

3.	Defined Terms: The terms defined in this Part 3 shall have the meanings herein specified for all purposes of this Agreement, unless the context clearly otherwise requires:

3.1	“Agreement” means this agreement together with and including any and all attachments, appendices, or exhibits referred to herein and any and all modifications, alterations, amendments, and supplements hereto—all of which shall be deemed for all purposes of this Agreement to have been incorporated in this Agreement by this reference as if separately spelled out and set forth in this Agreement. The words “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” and “herewith” when used in this Agreement shall refer to and mean a reference to this entire Agreement unless restricted to a reference in context to a particular portion of this Agreement.

3.2	“Ancillary Items” means all piping, fittings, pumps, charge pumps, exchangers, mixers, furnaces, compressors, booster compressors, separators, sulfur detectors, H2 surge tanks, run down tanks, foundations, labor relating thereto, and other items connected to or directly used by Silver Eagle in connection with the operation of the Hydrocracking Unit.

3.3	“Build Completion and Delivery Date” means August 31, 2004 (or such other date as shall be mutually agreed upon by the Parties), the date by which the completed Hydrocracking Unit shall be delivered by Genoil to the Woods Cross Refinery. Anything herein to the contrary notwithstanding, if delivery of the completed Hydrocracking Unit shall be accepted by Silver Eagle, then and in such event the actual date of delivery of the completed Hydrocracking Unit by Genoil to the Woods Cross Refinery shall be the Build Completion and Delivery Date for all purposes of this Agreement.

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 1 of 15

3.4	“Closing” means the completion and closing of all of the actions and delivery of all of the documents and other items called for by this Agreement by closing, which shall occur on Friday, October 31, 2003, at 10:00 am local time, at the offices of Silver Eagle, or such other day, date, time, and place as shall be mutually agreed upon by the Parties.

3.5	“Feedstock Cost” means the actual current month weighted average crude purchase and freight in cost per barrel for bow river crude, “U” crude, and “LY” crude (and any other crude actually used in the current month) plus the current month Woods Cross Refinery Expenses per barrel for the current month total crude charge at the Woods Cross Refinery multiplied by the total current month cat feed charge to the Hydrocracking Unit.

3.6	“Genoil Capital Costs” means the actual, direct costs of Genoil including engineering and staff costs in connection with the building, delivery, and testing of the Hydrocracking Unit, including transportation to Woods Cross Refinery. A pro forma estimate of the Genoil Capital Costs as of the date of this Agreement is described and set forth in attached exhibit B.

3.7	“Heavy Oil Upgrading Process” means Genoil’s proprietary heavy oil upgrading technology, a process for the hydro cracking of heavy crude’s and possibly other hydro cracking type applications as described in attached exhibit A.

3.8	“Hydrocracking Unit” means the skid mounted hydrocracking unit using and incorporating the Heavy Oil Upgrading Process and designed for use at the Woods Cross Refinery.

3.9	“Operating Costs” means those day-to-day costs and expenses directly paid or incurred by Silver Eagle with respect to the operation of the Hydrocracking Unit and Ancillary Items including Feedstock Costs, including those costs and expenses described in attached exhibit D; provided, however, that Operating Costs shall not include any Genoil Capital Costs or Silver Eagle Capital Costs.

3.10	“Parties” means the entities named in Part 2 hereof; and “Party” means either one of such Parties.

3.11	“Silver Eagle Capital Costs” means the actual, direct costs of Silver Eagle including staff costs in connection with the installation of the Hydrocracking Unit and Ancillary Items pursuant to section 5.2 hereof. A pro forma estimate of the Silver Eagle Capital Costs as of the date of this Agreement is described and set forth in attached exhibit C.

3.12	“Unit Revenue” means the sales revenue (net of fuel taxes, returns, and allowances) of the products from the Hydrocracking Unit and Ancillary Items.

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 2 of 15

3.13	“Woods Cross Refinery” means Silver Eagle’s refinery and other operations in Woods Cross, Utah.

3.14	“Woods Cross Refinery Expenses” means the Woods Cross Refinery expenses determined in accordance with generally accepted accounting principles (excluding, however, expenses relating to catalyst and depreciation) as set forth in the monthly unaudited financial statements of Silver Eagle, including those costs and expenses described in attached exhibit F.

4.	RECITALS:

4.1	Genoil is a public corporation in the province of Alberta, Canada and is actively involved in the development and commercialization of its Heavy Oil Upgrading Process. Genoil has had positive outcomes in standard and catalytic test runs of its heavy oil pilot upgrader using the Heavy Oil Upgrading Process at its test facilities in Canada.

4.2	Silver Eagle is a small petroleum refining company and has the capability to block process various types of crude oil at its Woods Cross Refinery.

4.3	Silver Eagle desires to utilize Genoil’s Heavy Oil Upgrading Process to improve Silver Eagle’s product slate and to achieve a higher yield recovery at its Woods Cross Refinery.

4.4	Genoil desires to test, prove, and gather data from the use of its Heavy Oil Upgrading Process. Genoil also desires to display the hydrocracking process operation to other potential customers.

4.5	The Parties desire to enter into an agreement whereby Genoil will design, pay for, and build the Hydrocracking Unit for Silver Eagle to install at its Woods Cross Refinery; provided, that the Parties acknowledge that the Hydrocracking Unit as built by Genoil, as well as the Heavy Oil Upgrading Process, shall be deemed for all purposes to be personal property and shall be and remain the sole personal property of Genoil; and, provided further, that the Parties acknowledge that all tanks, materials, piping, furnaces, and other items presently owned by Silver Eagle or acquired and paid for by Silver Eagle in preparation for, during, and after the Hydrocracking Unit installation shall be and remain the sole property of Silver Eagle.

4.6	The Parties desire to enter into an agreement whereby Silver Eagle will be responsible for the day-to-day operations of the Hydrocracking Unit after its installation at the Woods Cross Refinery.

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 3 of 15

4.7	The Parties desire to enter into an agreement to provide for the ongoing management of the Hydrocracking Unit, the accounting for its operation, and the payment by Silver Eagle of rents, royalties, or other compensation to Genoil for the use of the Hydrocracking Unit and the Heavy Oil Upgrading Process.

5.	Agreements: Now, Therefore, in consideration of the mutual agreements, representations, warranties, covenants, and provisions contained in this Agreement, together with other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby adopt the definitions set forth in Parts 2 and 3 hereof, acknowledge that the recitals in Part 4 are substantially correct, and further agree as follows:

5.1	Building of Hydrocracking Unit by Genoil; Delivery of Hydrocracking Unit by Genoil to Woods Cross Refinery. Subject to the other provisions hereof, Genoil hereby agrees to build the Hydrocracking Unit and deliver it at Genoil’s sole cost to the Woods Cross Refinery on or before the Build Completion and Delivery Date. At no additional cost to Silver Eagle, Genoil will supply the engineering, management, and expertise to build, install, test, and operate the Hydrocracking Unit in a professional and safe manner, including all operator training.

Genoil shall assure that all vessels included as a part of the Hydrocracking Unit shall be properly engineered with applicable ASME stamps thereon. Engineering and operational certification will be provided by a qualified third party engineering firm.

5.2	Installation of Hydrocracking Unit. Silver Eagle will arrange, pay, and be responsible for the materials, including a furnace and process heating, and the labor to install the Hydrocracking Unit and Ancillary Items at its Woods Cross Refinery. Silver Eagle shall provide without cost the tankage necessary to allow the Hydrocracking Unit and Ancillary Items to function within the agreed upon parameters set by the Parties.

The Parties agree to work diligently to procure the necessary permits–with Silver Eagle taking the lead in this effort, the cost of which will be advanced by Silver Eagle and included in the Silver Eagle Capital Costs.

5.3	Genoil Capital Costs. The actual Genoil Capital Costs shall be determined by Genoil with full accounting support and documentation delivered by Genoil to Silver Eagle within forty-five (45) days after the Build Completion and Delivery Date. Silver Eagle shall have thirty (30) days to review the full accounting support and documentation delivered by Genoil to assure Silver Eagle that such full accounting support and documentation is reasonable and complete. If Silver Eagle shall determine that such full accounting support and documentation is not reasonable and complete, then it may give notice to Genoil of such determination within such thirty (30) days review period, and in such event Genoil shall have an additional thirty (30) days from such notice to

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 4 of 15

provide Silver Eagle with additional information and documentation to support the determination of the actual Genoil Capital Costs. If Silver Eagle is still not satisfied with the full accounting support and documentation provided by Genoil, Silver Eagle may elect to have the amount of the Genoil Capital Costs determined by binding arbitration pursuant to section 5.19(o) hereof.

5.4	Silver Eagle Capital Costs. The actual Silver Eagle Capital Costs shall be determined by Silver Eagle with full accounting support and documentation delivered by Silver Eagle to Genoil within forty-five (45) days after the completion of the installation and reasonable testing of the Hydrocracking Unit and Ancillary Items at the Woods Cross Refinery. Genoil shall have thirty (30) days to review the full accounting support and documentation delivered by Silver Eagle to assure Genoil that such full accounting support and documentation is reasonable and complete. If Genoil shall determine that such full accounting support and documentation is not reasonable and complete, then it may give notice to Silver Eagle of such determination within such thirty (30) days review period, and in such event Silver Eagle shall have an additional thirty (30) days from such notice to provide Genoil with additional information and documentation to support the determination of the actual Silver Eagle Capital Costs. If Genoil is still not satisfied with the full accounting support and documentation provided by Silver Eagle, Genoil may elect to have the amount of the Silver Eagle Capital Costs determined by binding arbitration pursuant to section 5.19(o) hereof.

5.5	Day-to-day Operations of Hydrocracking Unit and Ancillary Items; Meetings of Silver Eagle and Genoil. The day-to-day operation of the Hydrocracking Unit and Ancillary Items shall be the responsibility of Silver Eagle. Silver Eagle shall supply the necessary personnel to operate the Hydrocracking Unit and Ancillary Items as a part of the ongoing operations. Any incremental operational staff required to provide these operations services shall be included as part of the Operating Costs.

Update and status meetings of Silver Eagle and Genoil shall be held at least monthly until installation of the Hydrocracking Unit and Ancillary Items–and at least quarterly thereafter. The cost and expenses of attending such meetings shall be paid by Genoil and Silver Eagle, respectively for their respective representatives, and shall be included in the Genoil Capital Costs and Silver Eagle Capital Costs, respectively, if incurred before installation and completion of testing. After operations commence these costs and expenses shall be considered and included as Operating Costs.

Silver Eagle will determine which type of crude runs will be run through the Hydrocracking Unit and Ancillary Items. All crude inputs and outputs to the Hydrocracking Unit and Ancillary Items will be metered for custody transfer and profit calculations. If a blend of crude streams is being used then the cost of the quantities will be prorated on a weighted average basis.

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 5 of 15

5.6	Operating Costs (Including Feedstock Cost); Woods Cross Refinery Profit Center for Hydrocracking Unit and Ancillary Items.

Genoil shall enter into an operating lease for a compressor for use as a part of the Hydrocracking Unit or Ancillary Items. The lease costs for this compressor shall be included as an Operating Cost, and Silver Eagle shall guarantee up to one half of such operating lease.

Silver Eagle shall supply its available hydrogen for use in the Hydrocracking Unit, the cost of which shall be based on the heating value of the hydrogen and included as an Operating Cost.

Silver Eagle shall establish a profit center in its accounting for the operations of the Hydrocracking Unit and Ancillary Items. The list of Operating Costs chargeable to the Hydrocracking Unit and Ancillary Items profit center is defined herein and generally described in exhibit D. The principle for these Operating Costs is that they are only costs that can be directly attributed to the operations of the Hydrocracking Unit and Ancillary Items. By following this principle, and as the operations become more established, the list of Operating Costs chargeable to the Hydrocracking Unit and Ancillary Items profit center is intended to be updated from time to time and as mutually agreed by the Parties.

5.7	Rents, Royalties, or Other Compensation to Genoil. Fifty percent (50%) of the monthly net profit from the operation of the Hydrocracking Unit and Ancillary Items will be paid to Genoil until Genoil shall have been paid under this section of this Agreement a total equal to twice the actual Genoil Capital Costs; and thereafter Genoil shall be paid thirty percent (30%) of the monthly net profit from the operation of the Hydrocracking Unit and Ancillary Items. This shift would allow Silver Eagle to maintain the facility for long-term safety and environmental requirements.

The net profit calculation methodology is provided in exhibit E. Net profits will be determined by subtracting the Feedstock Cost and Operating Costs from the revenue generated by the actual product slate derived from the Hydrocracking Unit and Ancillary Items. Genoil shall have the right to examine Silver Eagle’s books and records relating to the revenues and expenses of the Hydrocracking Unit and Ancillary Items at reasonable times.

Sales revenue will be net F.O.B. Silver Eagle minus any fuel taxes billed by law for products sold.

All distributions hereunder will be made to Genoil on a monthly basis by the 45th day after the end of the month of process deliveries.

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 6 of 15

5.8	Showing of Hydrocracking Unit and Ancillary Items to Potential Customers of Genoil. With the prior approval of Silver Eagle (which will not be unreasonably withheld), Genoil will be permitted to show the Hydrocracking Unit and Ancillary Items to other potential customers of Genoil.

5.9	Term of Agreement. Except as otherwise permitted hereunder, the obligations of Silver Eagle and Genoil pursuant to this Agreement shall continue for a period of fifteen (15) years starting with the date of Closing, and shall automatically continue thereafter for five (5) year renewal periods unless either Party shall have given at least one (1) year’s prior notice before the end of the current period.

5.10	Termination of Silver Eagle Obligations. If the operation of the Hydrocracking Unit and Ancillary Items shall not prove to be economical on an annual basis, then Silver Eagle shall have the option to terminate all of its ongoing obligations and commitments relating to the Hydrocracking Unit. The determination of being economical shall be based on a break even value for the Hydrocracking Unit and Ancillary Items compared to Silver Eagle operating without the Hydrocracking Unit and Ancillary Items.

5.11	Termination of Genoil Obligations. If the internal rate of return of Genoil’s distributions under section 5.7 of this Agreement is lower than seven percent (7%) after two years from the first operating month of the Hydrocracking Unit and Ancillary Items hereunder, then Genoil shall have the option to terminate all of its ongoing obligations and commitments relating to this Agreement.

It is agreed that while the Woods Cross Refinery is operating, the Hydrocracking Unit and Ancillary Items will be operated to their maximum possible extent. It is also anticipated that the Woods Cross Refinery will never operate for less than nine months per year. In the event that Silver Eagle discontinues operation of the Hydrocracking Unit and Ancillary Items for more than 6 months in any 12 month period then this Agreement will be deemed terminated unless confirmation of continuation is agreed to by both Parties.

In the event of either alternative described in the preceding two paragraphs, all costs of closing down and dismantling the Hydrocracking Unit shall be paid one-half by Silver Eagle and one-half by Genoil, including the cancellation costs associated with any equipment lease.

Ownership of the Hydrocracking Unit supplied by Genoil will remain with Genoil. Genoil will have the right to remove its Hydrocracking Unit at the termination of the Agreement; provided that Silver Eagle shall have the option to purchase the Hydro-cracking Unit at its fair market value or actual Genoil Capital Costs less book depreciation plus the cost of any improvements paid for solely by Genoil, whichever is greater.

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 7 of 15

In the event of the bankruptcy of Silver Eagle, Genoil shall have the right to remove its Hydrocracking Unit. In the event of the bankruptcy of Genoil, Silver Eagle shall have the option to purchase the Hydrocracking Unit at its fair market value or actual Genoil Capital Costs less book depreciation plus the cost of any improvements paid for solely by Genoil, whichever is greater.

In the event of either alternative described in the preceding two paragraphs, if Genoil removes the Hydrocracking Unit then Genoil shall pay for such removal and restoring the Woods Cross Refinery to the way it was operated before the installation of the Hydrocracking Unit and Ancillary Items.

5.12	Insurance. Silver Eagle shall include in its insurance coverage all environmental risks and other liability insurance, and Genoil (including the Hydrocracking Unit) shall be named as an additional insured with respect thereto. The incremental cost of insurance relating to the Hydrocracking Unit and Ancillary Items shall be an Operating Cost hereunder. If the Hydrocracking Unit is damaged or destroyed, it shall be rebuilt using the insurance proceeds. Normal course of business insurance will be the responsibility of the individual Parties. Thus, any loss of business or business interruption occurrence with the Hydrocracking Unit and Ancillary Items or the Wood Cross Refinery will be a separate responsibility of the Parties and not part of the Operating Costs.

5.13	Confidential and Proprietary Information. The terms of this Agreement and all aspects of Genoil’s Heavy Oil Upgrading Process, as well as the Hydrocracking Unit and Ancillary Items, shall be regarded as confidential information. None of the confidential information shall be released, other than as required by law, without written consent of the Parties.

5.14	Not Partnership; Not Joint Venture. The relationship between Genoil and Silver Eagle is not and shall not be deemed to be a joint venture, partnership, or other association. Genoil shall not have any authority or power to incur any obligation of Silver Eagle, nor shall Silver Eagle have any authority or power to incur any obligation of Genoil. The Parties are and shall remain separate and independent contracting entities.

5.15	No Other Genoil Hydrocracking Unit in Utah. Genoil agrees that it will not participate in any way in the building, installing, testing, or operating of any other hydrocracking unit in the state of Utah without the prior consent of Silver Eagle –which consent may be unreasonably withheld.

5.16	Representations and Warranties of Silver Eagle. Silver Eagle represents and warrants to Genoil that the following statements contained in this section 5.16 are true, correct, and complete as of the date of this Agreement (except as noted) and will be true, correct, and complete as of the date of Closing:

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 8 of 15

(a)	Organization of Silver Eagle. Silver Eagle is a corporation, duly organized, validly existing, and in good standing under the laws of the state of Utah.

(b)	Authorization of Transaction. Silver Eagle has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to Silver Eagle’s board of directors approval. All corporate action on the part of Silver Eagle necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except the approval of Silver Eagle’s board of directors, has been duly taken. Subject to Silver Eagle’s board of directors approval, this Agreement constitutes the valid and legally binding obligation of Silver Eagle, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and to general equity principles.

(c)	Noncontravention. Neither the execution and the delivery of this Agreement nor the performance of the obligations hereunder will violate any provision of any agreement to which Silver Eagle is a party.

(d)	No Pending or Threatened Litigation or Claims. There is no pending or threatened litigation or claim against Silver Eagle that could reasonably be expected to have a material adverse effect on Silver Eagle’s operations.

(e)	No Representations. Except for the representations and warranties expressly set forth in this Agreement, Silver Eagle has not and will not rely on any representation by Genoil regarding its financial condition or operations.

5.17	Representations and Warranties of Genoil. Genoil represents and warrants to Silver Eagle that the statements contained in this section 5.17 are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the date of Closing:

(a)	Organization of Genoil. Genoil is a corporation, duly organized, validly existing, and in good standing under the laws in Canada.

(b)	Authorization of Transaction. Genoil has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Genoil, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles.

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 9 of 15

(c)	Noncontravention. Neither the execution and the delivery of this Agreement nor the performance of the obligations hereunder will violate any provision of any agreement to which Genoil is a party.

(d)	No Pending or Threatened Litigation or Claims. There is no pending or threatened litigation or claim against Genoil that could reasonably be expected to have a material adverse effect on Genoil’s operations.

(e)	No Patent Infringement. Neither the Heavy Oil Upgrading Process nor the Hydrocracking Unit does or will infringe on any patent or patent pending applicable in Canada or in the United States of America.

5.18	Conditions Precedent to Closing. The following conditions must be met by the Parties at or before Closing.

(a)	Conditions Precedent to the Obligations of Silver Eagle. The obligations of Silver Eagle to consummate and perform the transactions to be performed by it in connection with this Agreement are subject to satisfaction of the following conditions or waiver thereof by Silver Eagle at or before Closing:

(1)	The board of directors of Silver Eagle shall have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(2)	A commitment to reasonably finance the Silver Eagle Capital Costs shall have been received in form and substance acceptable to Silver Eagle; and

(3)	Silver Eagle shall be reasonably satisfied as to the technical and economic feasibility of the Heavy Oil Upgrading Process, Hydrocracking Unit, and Ancillary Items.

(b)	Conditions Precedent to the Obligations of Genoil. The obligations of Genoil to consummate and perform the transactions to be performed by it in connection with this Agreement are subject to satisfaction of the following conditions or waiver thereof by Genoil at or before Closing:

(1)	The executive officers of Genoil shall have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(2)	A commitment to reasonably finance the Genoil Capital Costs shall have been received in form and substance acceptable to Genoil; and

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 10 of 15

(3)	Genoil shall be reasonably satisfied of the economic merits of installing the Genoil Hydrocracking Unit within the Woods Cross Refinery.

5.19	Miscellaneous:

(a)	Entire Agreement; Integration. This Agreement constitutes the entire agreement between and among the Parties pertaining to the subject matter hereof, and supersedes all written or oral, prior, or contemporaneous agreements, representations, warranties, or understandings of the Parties pertaining or with respect thereto. No covenant, representation, or condition not expressed herein shall affect or be deemed to interpret, change, or restrict the express provisions hereof.

(b)	Survival of Representations and Warranties. All representations, warranties, covenants, and agreements of the Parties contained in this Agreement shall survive the execution and delivery of this Agreement and shall not be deemed merged into any documents delivered at the time of such execution and delivery of this Agreement or the closing hereunder.

(c)	Binding Nature; No Assignments. The covenants and agreements contained herein shall bind and inure to the benefit of the Parties hereto, their respective heirs, executors, administrators, personal or legal representatives, successors, or permitted assigns; provided, however, that nothing in this subsection shall be deemed to permit the conveyance, transfer, assignment, or delegation, expressly, by operation of law, or otherwise, by any Party of any right or interest herein without the prior written consent of the other Party. Anything herein to the contrary notwithstanding, however, no permitted assignment or other disposition of all or any part of a Party’s interests herein shall relieve such Party of its obligations hereunder.

(d)	Further Action. The Parties each agree to execute and deliver all documents, provide all information, and take or forebear from all such action as may be necessary and appropriate to achieve the purposes hereof.

(e)	Time is of the Essence. Time is of the essence in this Agreement.

(f)	Amendments, Modifications, Approvals, and Consents. Any amendment, modification, alteration, or supplement hereto, or any approval or consent requested of any Party, shall be ineffective unless it is in writing and signed by the Party against whom enforcement is sought.

(g)	Parties in Interest; No Third-Party Beneficiaries. Except as specifically set forth herein, nothing in this Agreement is intended to confer any right or remedy under or by reason of this Agreement to any person other than the Parties to this

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 11 of 15

Agreement and their respective heirs, executors, administrators, personal or legal representatives, successors, or permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision hereof give any third person any right of subrogation or action over or against any Party to this Agreement.

(h)	Notices. Any notice, consent, request, directive, demand, or other communication made hereunder, pursuant hereto, or in accordance herewith by any Party intended for any other Party shall be in writing and shall be physically delivered, sent by facsimile (fax) if a fax number is included for the other Party in part 2 hereof, or sent by registered or certified mail, properly addressed and return receipt requested with postage prepaid, to such other Party at the address set forth in Part 2 hereof, unless such other Party shall have previously designated a different address or fax number by due notice hereunder.

Notices hereunder that are physically delivered shall be deemed effective and complete at the time of the delivery thereof with written evidence of such delivery. Notices hereunder that are given by facsimile (fax) shall be deemed effective and complete at the time such facsimile (fax) is successfully sent with printed or written evidence of such successful sending. Notices hereunder that are given by mail shall be deemed effective and complete as of the third business day following the date of mailing.

(i)	Costs and Expenses. Except as may be otherwise specifically set forth herein or as otherwise agreed to by the Parties, each Party shall bear its own costs and expenses (including attorneys and accountants fees and costs) in connection herewith and in connection with all things required to be done by such Party hereunder.

(j)	No Brokerage Commissions, Finders Fees, or Similar Costs. Each of the Parties hereby represents and warrants to each other Party that there is no claim for brokerage commissions, finders fee, or similar costs or fees in connection with the transactions contemplated by this Agreement, other than interests held by Foundation Energy Inc. as part of prior agreements with Genoil–with respect to which there shall be no obligation or liability of Silver Eagle. Each of the Parties hereto will pay or discharge, and will indemnify, defend, and hold harmless the other Party from and against, any and all claims for any such brokerage commissions, finders fees, or similar costs or fees incurred by reason of any actions taken by such indemnifying Party.

(k)	Attorneys Fees. If any legal action or other proceeding is brought or commenced by any Party to enforce any of the terms hereof because of an alleged

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 12 of 15

dispute, breach, default, or misrepresentation in connection with any of the provisions hereof, the successful or prevailing Party shall be entitled to receive as additional compensation hereunder or as additional damages under such action all necessary and reasonable attorneys fees, expenses, and costs, both before and after judgment, in addition to any other relief to which such Party may be entitled.

(l)	Governing Law. This Agreement shall be governed in all respects and construed according to the laws of the state of Utah applied to contracts made and to be fully performed entirely within the state of Utah between residents of the state of Utah without giving effect to any choice or conflict of law provision or rule (whether of the state of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Utah, unless any obligations hereunder shall be invalid or unenforceable under such laws, in which event the laws of the state whose laws can apply to and validate the obligations hereunder shall apply. This Agreement shall be deemed executed in Woods Cross, Utah.

(m)	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Whenever used herein, the word “or” shall mean “and/or,” unless the context clearly otherwise requires. Whenever used herein, the word “including” shall mean “including without limitation,” and the word “include” shall mean “include without limitation.”

(n)	Rights and Remedies. The rights and remedies of the Parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions. Each of the Parties confirms that damages may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to or shall limit or affect any rights at law or by statute or otherwise of any Party aggrieved as against the other Party for a breach or threatened breach of any provision hereof, it being the intention of this subsection 5.19(n) to make clear the agreement of the Parties that the respective rights and obligations of the Parties hereunder shall be enforceable in equity as well as at law or otherwise.

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 13 of 15

(o)	Arbitration. Anything herein to the contrary notwithstanding, any controversy or dispute arising out of or relating to this Agreement or its subject matter which the Parties are unable to resolve within forty-five (45) days after written notice by one Party to the other Party of the existence of such controversy or dispute, may be submitted to binding arbitration by any Party. If so submitted to arbitration, the matter shall be finally settled by binding arbitration conducted in accordance with the then current rules and procedures of the American Arbitration Association. Such arbitration shall take place in Salt Lake City, Utah. The decision by the arbitrator on any matter submitted to arbitration shall be binding and conclusive upon the Parties, their respective heirs, executors, administrators, personal or legal representatives, successors, or permitted assigns, as the case may be, and they shall comply with such decision in good faith. Each Party hereby submits itself to the jurisdiction of the state and federal courts within the state of Utah for the entry of judgment with respect to the decision of the arbitrator hereunder. Judgment upon the award may be entered in any state or federal court within the state of Utah or any other court having jurisdiction.

(p)	No Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, term, or condition hereof or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, duty, agreement, term, or condition, whether or not similar. Any Party by notice pursuant to the terms hereof may, but shall be under no obligation, waive any of its rights or any condition or conditions to its obligations hereunder, or any covenant, duty, agreement, term, or condition of any other Party. No waiver shall constitute a continuing waiver or affect or alter the remainder hereof, and each and every other covenant, duty, agreement, term, and condition hereof shall continue in full force and effect with respect to any other then existing or subsequently occurring breach.

(q)	Severability. In the event that any condition, covenant, term, or other provision contained herein is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder hereof and shall in no way affect any other condition, covenant, term, or provision contained herein. If such condition, covenant, term, or other provision shall be deemed invalid due to its scope and breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

(r)	Covenant of Good Faith. Each Party agrees to act reasonably and in good faith in the performance of any acts required of such Party hereunder.

(s)	Force Majeure. No Party shall be responsible for delays or failure in performance resulting from acts beyond the reasonable control of such Party. Such acts shall include acts of God, strikes, lockouts, riots, acts of war or terrorism,

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 14 of 15

epidemics, governmental regulation imposed after the fact, fires, communication line failures, power failures, earthquakes, or other disasters.

(t)	Titles and Captions. All part, section, subsection, and other titles, headings, and captions herein are included for purposes of convenience only, and shall not be deemed a part hereof and shall in no way define, limit, extend, or describe the scope or intent of any of the provisions hereof.

(u)	Pronouns and Plurals. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

(v)	Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one Agreement binding on the executing Parties if each Party named in Part 2 hereof shall have executed at least one counterpart signature page of this Agreement notwithstanding that all of the Parties are not signatories of the same full copy of this Agreement or the same counterpart signature page of this Agreement.

In Witness Whereof, each of the Parties hereto has executed this Agreement on or as of the date first set forth above.

“Silver Eagle”	Silver Eagle Refining-Woods Cross Inc.
A Utah Corporation

By	/s/ David W. McSwain

David W. McSwain
President

“Genoil”	Genoil Inc.
A Canada Corporation

By	/s/ Thomas F. Bugg

Thomas F. Bugg
President

Hydrocracking Process Agreement between
Silver Eagle Refining-Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Page 15 of 15

Exhibit A – Heavy Oil Upgrading Process

Simplified Upgrader Process Diagram

Off Gas
Separator
Product
HX
Feed
Pump
Furnace
Reactor
Hydrogen
Pump

Genoil Upgrader Technology features;

•	A hydrogen addition process that achieves improvement in product quality by destructive and non-destructive hydrogenation with no coke production.

•	Utilizes bullet technology that achieves full dispersion of a diluent fluid into another fluid with super-saturation of gases into the liquids.

•	Flexible controls that help optimizes the concentration of diluent fluid to achieve desired results.

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Exhibit A

Exhibit B – Genoil Capital Costs–Pro Forma

Genoil Hydrocracking Skid – Capital Cost Estimate

Description	Estimated Amount
Structural Steel	$165,687
Machinery & Equipment	785,665
Piping & Valves	554,008
Electrical	269,850
Instrumentation	438,480
Insulation and Coating	25,220
Miscellaneous	16,250

Subtotal	2,255,160

Engineering Services	338,274
Owners Support	120,000

Base Cost Estimate	2,713,434

Contingency @ 15% of Base Cost Estimate	407,015

Total Estimated Capital Costs	$3,120,449

No amount permitted for interest or cost of capital.

Not Included Items:

Compressor B400Mx 450BHP @ 1800 rpm 2 stage	$505,550
(Operating lease payments to be included in Operating Costs)

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Exhibit B

Exhibit C – Silver Eagle Capital Costs–Pro Forma

Description		Estimated Amount
Direct Fired Heater 4.6mm BTU/hr to 7.5mm BTU/hr range		$432,700.00
Piping	Total Pipe	11,629.16
	Fittings	3,096.26
	Pipe Labor	14,725.43

Electrical	Run Wire	10,000.00
	Soft Starter	20,000.00
	MCC	40,000.00
	MCC Building	10,000.00

Miscellaneous	Area Cleanup	15,000.00
	Foundations	32,500.00
	Run Down Tank	151,000.00
	Reroute Piping	14,600.00
	Rebuild Water Pumps	60,000.00
	Sulfur Detector	60,000.00
	Crane	7,000.00
	Transportation	3,000.00
	Welding Labor	10,000.00

Contingency		125,000.00

	Total (without Additional)	$1,020,250.85

Potential Additional	H2 Surge Tank	$180,000.00
	Charge Pumps	18,000.00
	Booster Compressor	80,000.00

	Total Potential Additional	$278,000.00

	TOTAL (with Additional)	$1,298,250.85

No amount permitted for interest or cost of capital.

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Exhibit C

Exhibit D — Operating Costs

Feedstock Cost.

Additional Direct Costs:

Hydrogen (from Silver Eagle, on BTU basis of gas cost or other costs if alternative sources of Hydrogen become available)

Electricity (to be separately metered)

Natural gas (to be separately metered)

Personnel / Operations

Personnel / Maintenance

Consumables

Catalyst

Supplies

Disposal

Incremental Insurance

Cooling

Metered fuel gas coming back to Silver Eagle from the Hydrocracking Unit shall be credited to the profit center for the Hydrocracking Unit and Ancillary Items or treated as a sale by the profit center for the Hydrocracking Unit and Ancillary Items to Silver Eagle.

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Exhibit D

Exhibit E – Hydrocracking Unit – Profit Center Pro Forma

Two types of product runs are being considered for the unit although different crude types can be run from time to time as market conditions dictate for maximum profit generation. Estimated annual throughput based on 80% service factor vs. design capacity is 292,000 bbl/year.

Hydrocracking Unit and Ancillary Items Net Profit Formula = (Gasoline % yield in product * Gasoline Price) + (Diesel % yield in product * Diesel Price) + (Overhead Gas % * butane price or other BTU value to natural gas component price) + (bottoms % * greater of bottoms price or input crude price) – Feedstock Cost – Operating Costs.

No amount permitted for interest or cost of capital.

Example calculations using 800 bbl throughput per day. Actual volumes processed may vary depending on the available supply of hydrogen and operating service factors.

Gasoline Component	45% @ $42.42/bbl	$15,271.20

Diesel Component	40% @ $38.64/bbl	12,364.80

Overhead Gas	5% @ $33.60/bbl	1,344.00

Bottoms Component	10% @ $23.94/bbl	1,915.20

Total Pro Forma Daily Revenue		30,895.20

Minus Feedstock Cost	@ $33.22	26,576.00

Gross Pro Forma Daily Profit		4,319.20

Pro Forma Monthly Gross Profit		129,576.00

Less Pro Forma Monthly Operating Costs		48,500.00

Pro Forma Net Profit Per Month		$81,076.00

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Exhibit E

Exhibit F – Woods Cross Refinery Expenses

Automobile / Mileage
Engineering and Consulting
Environmental
Equipment Leases
401(k) Expenses
Insurance — Health
Insurance — Other
Lab
Office Supplies
Operating
Postage
Repairs and Maintenance
Safety
Salaries and Wages
Taxes — Other Permits
Taxes — Payroll
Taxes — Property
Telephone
Training
Turn Around Expenses
Utilities
Waste and Trash Removal
Waste Water Removal

Hydrocracking Process Agreement between
Silver Eagle Refining–Woods Cross Inc., a Utah Corporation (“Silver Eagle”)
Genoil Inc., a Canada Corporation (“Genoil”)	September 3, 2003	Exhibit F